EXHIBIT 99.1

15 West 6th Street, Suite 900 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com

LAREDO PETROLEUM SCHEDULES FIRST-QUARTER 2016 EARNINGS CONFERENCE CALL FOR MAY 5 AND PROVIDES COMMODITY DERIVATIVES UPDATE

SCHEDULES FIELD TOUR AND INVESTOR MEETING FOR JUNE 13-14 IN MIDLAND, TX

First-Quarter 2016 Conference Call
Thursday, May 5, 2016
7:00 a.m. CT (8:00 a.m. ET)
Dial-in number: 877.930.8286
International dial-in number: 253.336.8309
Conference Code: 94358441

TULSA, OK - April 19, 2016 - Laredo Petroleum, Inc. (NYSE: LPI) (“Laredo” or the “Company”) will host a conference call on Thursday, May 5, 2016 at 7:00 a.m. CT (8:00 a.m. ET) to discuss its first-quarter 2016 financial and operating results. Laredo plans to release earnings on Wednesday, May 4, 2016 after market close. The Company also announces preliminary results for its commodity derivatives for first-quarter 2016 and its basic and diluted weighted-average shares outstanding.

Conference Call
Laredo invites interested parties to listen to the call via the Company’s website at www.laredopetro.com, under the tab for “Investor Relations.” Individuals who would like to participate on the call should dial the applicable dial-in number approximately 10 minutes prior to the scheduled conference time, and enter the conference code listed above. A telephonic replay will be available approximately two hours after the call on May 5, 2016 through Thursday, May 12, 2016. Participants may access this replay by dialing 855.859.2056, using conference code 94358441.

Field Tour and Investor Meeting
The Company will host a field tour and investor meeting on June 13-14, 2016 in Midland, TX. The investor meeting will be held on Monday, June 13 at 4:00 p.m. CT. On Tuesday, June 14 the Company will provide a tour of key infrastructure projects within its Permian-Garden City operations. Participants may register via the Company’s website at www.laredopetro.com on the home page link “Field Tour/Investor Meeting Registration.”

Commodity Derivatives
For the three months ended March 31, 2016, Laredo expects to report a gain on derivatives of approximately $17.9 million, including approximately $64.1 million net cash received on settlements of matured derivatives, net of deferred premiums paid. Additionally, as a result of restructuring certain derivative contracts, $80.0 million net cash received on early settlements of derivative contracts was offset by $80.0 million of premiums paid on new contracts. Although management does not expect these numbers to change, they are preliminary and unaudited.
Laredo maintains an active hedging program to reduce the variability in its anticipated cash flow due to fluctuations in commodity prices. At March 31, 2016, the Company had hedges in place for the remaining three quarters of 2016 for 4,898,250 barrels of oil at a weighted-average floor price of $70.85 per barrel, representing approximately 90% of anticipated oil production for 2016. The Company had also hedged 14,025,000 million British thermal units (“MMBtu”) of natural gas for 2016 at a weighted-average floor price of $3.00 per MMBtu, representing approximately 75% of anticipated natural gas production for 2016.
At March 31, 2016, for 2017, the Company had hedged 3,677,375 barrels of oil at a weighted-average floor price of $60.00 per barrel and 13,515,000 MMBtu of natural gas at a weighted-average floor price of $2.70 per MMBtu. Subsequently, the Company hedged an additional 5,256,000 MMBtu of natural gas for 2017 and currently has 18,771,000 MMBtu of natural gas hedged at a weighted-average floor price of $2.65 per MMBtu for 2017.
At March 31, 2016, for 2018, the Company had hedged 1,049,375 barrels of oil at a weighted-average floor price of $60.00 per barrel and 8,220,000 MMBtu of natural gas at a weighted-average floor price of $2.50 per MMBtu. Subsequently, the Company hedged an additional 4,635,500 MMBtu of natural gas for 2018 and currently has 12,855,500 MMBtu of natural gas hedged at a weighted-average floor price of $2.50 per MMBtu for 2018.
Laredo records all derivatives on its balance sheet as either assets or liabilities measured at their estimated fair value. Laredo has not designated any derivatives as hedges for accounting purposes and Laredo does not enter into such instruments for speculative trading purposes. Gain (loss) on derivatives is reported under “Non-operating income (expense)” in Laredo’s consolidated statements of operations.

Weighted-Average Shares Outstanding
For the three months ended March 31, 2016, basic and diluted weighted-average shares outstanding were approximately 211.560 million and 213.995 million, respectively.

About Laredo
Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo's business strategy is focused on the exploration, development and acquisition of oil and natural gas properties primarily in the Permian Basin of West Texas.
Additional information about Laredo may be found on its website at www.laredopetro.com.

Forward-Looking Statements

This press release and any oral statements made regarding the subject of this release, including in the conference call referenced herein, contains forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management's current belief, based on currently available information, as to the outcome and timing of future events.

General risks relating to Laredo include, but are not limited to, the decline in prices of oil, natural gas liquids and natural gas and the related impact to financial statements as a result of asset impairments and revisions to reserve estimates, and other factors, including those and other risks described in its Annual Report on Form 10-K for the year ended December 31, 2015, and those set forth from time to time in other filings with the Securities Exchange Commission (“SEC”). These documents are available through Laredo’s website at www.laredopetro.com under the tab “Investor Relations” or through the SEC’s Electronic Data Gathering and Analysis Retrieval System at www.sec.gov. Any of these factors could cause Laredo's actual results and plans to differ materially from those in the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated. Laredo does not intend to, and disclaims any obligation to, update or revise any forward-looking statement.

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Contacts:
Ron Hagood: (918) 858-5504 - RHagood@laredopetro.com

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